Exhibit 1.1

COMMON UNIT

PURCHASE AGREEMENT

by and among

PBF LOGISTICS LP

and

THE PURCHASERS PARTY HERETO

ii

iii

COMMON UNIT PURCHASE AGREEMENT

This COMMON UNIT PURCHASE AGREEMENT, dated as of July 16, 2018 (this “Agreement”), is by and between PBF LOGISTICS LP, a Delaware limited partnership (“PBFX”), and each of the purchasers set forth on Schedule A hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, PBFX has filed with the Commission (as defined below), pursuant to the Securities Act (as defined below), the Registration Statement (as defined below) relating to the offer and sale from time to time of Common Units (as defined below) and certain other PBFX securities, and such Registration Statement has become effective; and

WHEREAS, PBFX desires to sell to each of the Purchasers, and each of the Purchasers desires, severally and not jointly, to purchase from PBFX, the Purchased Units (as defined below), in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Allocated Purchase Price” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading “Allocated Purchase Price” on Schedule A hereto.

“Basic Documents” means, collectively, this Agreement, the Non-Disclosure Agreement and any and all other agreements or instruments executed and delivered to the Purchasers by PBFX or any Subsidiary of PBFX hereunder or thereunder.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence of a Change of Control, as defined in the indenture governing the 6.875% Senior Notes due 2023.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests in PBFX.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Effective Date” shall have the meaning specified in Section 3.03.

“Effective Time” shall have the meaning specified in Section 3.03.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means PBF Logistics GP LLC, a Delaware limited liability company and the general partner of PBFX.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivisions in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to PBFX means a Governmental Authority having jurisdiction over PBFX, its Subsidiaries or any of their respective Properties.

“Indemnified Party” shall have the meaning specified in Section 6.03.

“Indemnifying Party” shall have the meaning specified in Section 6.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority or other encumbrance upon or with respect to any Property.

“Non-Disclosure Agreement” means that certain confidentiality agreement dated June11, 2018, by and between PBFX and Tortoise Capital Advisors, L.L.C., on behalf of funds and accounts under management.

“NYSE” means the New York Stock Exchange.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PBF Logistics LP dated as of September 15, 2014, as amended.

“PBFX” has the meaning set forth in the introductory paragraph.

“PBFX Financial Statements” shall have the meaning specified in Section 3.04.

“PBFX Material Adverse Effect” means any material and adverse effect on (a) the condition (financial or otherwise), results of operations, business or Properties of the PBFX Parties taken as a whole; (b) the ability of PBFX and its Subsidiaries taken as a whole to carry out their business as such business is conducted as of the date hereof or to meet their obligations under the Basic Documents on a timely basis; or (c) the ability of PBFX to consummate the transactions under any Basic Document; provided, however, that a PBFX Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or relates to (x) a general deterioration in the economy or changes in the general state of the industries in which the PBFX Parties operate, except to the extent that the PBFX Parties, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, or (z) any change in accounting requirements or principles imposed upon PBFX and its Subsidiaries or their respective businesses or any change in applicable Law, or the interpretation thereof.

“PBFX Parties” means PBFX, the General Partner, and all of PBFX’s Subsidiaries.

“PBFX Related Parties” shall have the meaning specified in Section 6.02.

“PBFX SEC Documents” shall have the meaning specified in Section 3.04.

“Permits” means, with respect to PBFX or any of its Subsidiaries, any licenses, certificates, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Authorities or other Persons necessary for the ownership, leasing, operation, occupancy and use of its Properties and the conduct of its businesses as currently conducted.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Prospectus” shall have the meaning specified in Section 3.03.

“Purchaser Group” means, with respect to any Purchaser, such Purchaser together with its affiliates and associates (as such terms are defined in Rule 12b-2 of the Exchange Act).

“Purchase Price” means $35,000,032.50 which is the aggregate of each Purchaser’s Allocated Purchase Price as set forth on Schedule A hereto.

“Purchased Units” means with respect to each Purchaser, the number of Common Units as set forth opposite such Purchaser’s name on Schedule A hereto.

“Purchaser Basic Documents” means, collectively, this Agreement, the Non-Disclosure Agreement and any and all other agreements or instruments executed and delivered to PBFX by any of the Purchasers hereunder or thereunder.

“Purchaser Related Parties” shall have the meaning specified in Section 6.01.

“Purchasers” has the meaning set forth in the introductory paragraph.

“Purchaser Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations or affairs of any Purchaser; (b) the ability of any Purchaser to carry out its business as such business is conducted as of the date hereof or to meet its obligations under the Basic Documents to which it is a party on a timely basis; or (c) the ability of any Purchaser to consummate the transactions under any Basic Document to which it is a party.

“Registration Statement” shall have the meaning specified in Section 3.03.

“Representatives” of any Person means the officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Subsidiaries” has the meaning set forth in Section 3.01.

“Termination Date” has the meaning set forth in Section 7.11.

Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all PBFX Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01 Sale and Purchase. Subject to the terms and conditions hereof, PBFX hereby agrees to issue and sell to each Purchaser, free and clear of any Liens, and each Purchaser, severally and not jointly, hereby agrees to purchase from PBFX, the number of Purchased Units as set forth on Schedule A (such number of Purchased Units set forth thereon with respect to each Purchaser), and each Purchaser agrees to pay PBFX its Allocated Purchase Price.

Section 2.02 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place at 9:00 a.m., Eastern Time, on July 30, 2018 at the offices of Kramer Levin Naftalis & Frankel, 1177 Avenue of the Americas, New York, New York 10036, or at such other time and date not later than the Termination Date as PBFX and the Purchasers may agree (the “Closing Date”). The parties agree that the Closing may occur via delivery of facsimiles of this Agreement and cross-receipts; provided, that originals of such documents are sent via overnight delivery to be received by the other party (or designee of such other party) on the first Business Day immediately following the Closing Date.

Section 2.03 Conditions to the Closing.

(a) Mutual Conditions. The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise seeks to prohibit the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(ii) there shall not be pending any suit, action or proceeding by any third party that is not a Governmental Authority which seeks to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;

(iii) the Purchased Units shall have been approved for listing on the NYSE, subject only to official notice of issuance; and

(iv) The Registration Statement shall be effective and no stop-orders shall have been issued.

(b) Purchasers’ Conditions. The respective obligation of each Purchaser to consummate the purchase of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by such Purchaser in writing, in whole or in part with respect to its Purchased Units, to the extent permitted by applicable Law):

(i) PBFX shall have performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by PBFX on or prior to the Closing Date;

(ii) The representations and warranties of PBFX contained in this Agreement that are qualified by materiality or PBFX Material Adverse Effect shall be true and correct as of the Closing Date and all other representations and warranties shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii) Since the date of this Agreement, no PBFX Material Adverse Effect shall have occurred and be continuing;

(iv) PBFX shall have delivered, or caused to be delivered, to the Purchasers at the Closing, PBFX’s closing deliveries described in Section 2.04; and

(v) No notice of delisting of the Common Units from the NYSE shall have been received by PBFX.

(c) PBFX’s Conditions. The obligation of PBFX to consummate the sale of the Purchased Units to each Purchaser shall be subject to the satisfaction on or prior to the Closing Date of the condition (which may be waived by PBFX in writing, in whole or in part, to the extent permitted by applicable Law) that the representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality or a Purchaser Material Adverse Effect shall be true and correct as of the Closing Date, all other representations and warranties shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only, and PBFX shall have received a certificate signed on behalf of such Purchaser to such effect), and such Purchaser shall have delivered, or caused to be delivered, to PBFX at the Closing such Purchaser’s closing deliveries described in Section 2.05.

Section 2.04 PBFX Deliveries. At the Closing, subject to the terms and conditions hereof, PBFX will deliver, or cause to be delivered, to Purchasers:

(a) the Purchased Units by electronic delivery to The Depository Trust Company on Purchasers’ behalf, registered in such name(s) as Purchasers have designated;

(b) Copies of the Certificate of Limited Partnership of PBFX and the Certificate of Formation of the General Partner, each certified by the Secretary of State of the jurisdiction of its formation as of a recent date;

(c) A certificate of the Secretary of State of the State of Delaware, dated a recent date, that PBFX is in good standing;

(d) A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of PBFX, certifying as to and attaching (1) the Partnership Agreement, (2) board resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by PBFX in connection herewith, and the consummation of the transactions contemplated hereby and (3) its incumbent officers authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby, setting forth the name and title and bearing the signatures of such officers;

(e) A certificate, dated the Closing Date and signed by an executive officer of PBFX and the General Partner, in their capacities as such, stating that:

(i) PBFX has performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by PBFX on or prior to the Closing Date; and

(ii) the representations and warranties of PBFX contained in this Agreement that are qualified by materiality or PBFX Material Adverse Effect are true and correct as of the Closing Date and all other representations and warranties are true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only).

(f) A certificate executed and delivered to Purchasers by PBFX’s transfer agent and registrar certifying (i) that it has been duly appointed and duly authorized to act as transfer agent and registrar for the Purchased Units; (ii) to the number of outstanding units as of the date of this Agreement and the Closing Date; and (iii) that it will deliver the Purchased Units to the Depository Trust Company;

(g) A cross-receipt executed by PBFX and delivered to each Purchaser certifying that it has received the Allocated Purchase Price with respect to such Purchaser as of the Closing Date;

(h) An opinion addressed to Purchasers from legal counsel to PBFX, dated as of the Closing, in the form and substance reasonably satisfactory to the Purchasers.

Section 2.05 Purchaser Deliveries. At the Closing, subject to the terms and conditions hereof, each Purchaser will deliver, or cause to be delivered, to PBFX:

(a) Payment to PBFX of such Purchaser’s Allocated Purchase Price by wire transfer of immediately available funds to an account designated by PBFX in writing at least two (2) Business Days (or such shorter period as shall be agreeable to all parties hereto) prior to the Closing;

(b) A certificate of the Secretary or Assistant Secretary of such Purchaser, on behalf of such Purchaser, certifying as to (1) its organizational documents, (2) board resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by such Purchaser in connection herewith, and the consummation of the transactions contemplated hereby and (3) its incumbent officers authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby, setting forth the name and title and bearing the signatures of such officers;

(c) A certificate, dated the Closing Date and signed by an executive officer of such Purchaser, in its capacity as such, stating that:

(i) such Purchaser has performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by such Purchaser on or prior to the Closing Date; and

(ii) the representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect are true and correct as of the Closing Date and all other representations and warranties are true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and

(d) A cross-receipt executed by such Purchaser and delivered to PBFX certifying that it has received its respective Purchased Units as of the Closing Date.

Section 2.06 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Purchaser Basic Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Purchaser Basic Document. The failure or waiver of performance under any Purchaser Basic Document by any Purchaser does not excuse performance by any other Purchaser. Nothing contained herein or in any other Purchaser Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Purchaser Basic Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Purchaser Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATED TO PBFX

Except as otherwise described in the PBFX SEC Documents or the Prospectus, PBFX represents and warrants to each Purchaser as follows:

Section 3.01 Existence. PBFX has been duly formed and is validly existing as a limited partnership under the Delaware LP Act and each of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) (collectively, the “Subsidiaries” and each a “Subsidiary”) has been duly formed, is validly existing as a corporation, limited liability company or limited partnership, as the case may be, and is in good standing under the Laws of the jurisdiction in which it is formed. PBFX has all the requisite limited partnership power and authority and each of its Subsidiaries has full corporate, limited liability company or partnership power, as the case may be, and authority to own or lease, as the case may be, and to operate its Properties and conduct its business in all material respects as described in the Prospectus, and is duly qualified or registered to do business as a foreign entity and is in good standing under the laws of each jurisdiction which requires such qualification or registration, except where the failure to be so qualified or registered or in good standing would not reasonably be expected to (i) have a PBFX Material Adverse Effect, or (ii) subject the limited partners of PBFX to any material liability or disability.

Section 3.02 Capitalization and Valid Issuance of Purchased Units.

(a) The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Common Units as reflected in the Partnership Agreement.

(b) As of the date of this Agreement, prior to the issuance and sale of the Purchased Units, the issued and outstanding limited partner interests of PBFX consist of 42,074,784 Common Units and the Incentive Distribution Rights, as defined in the Partnership Agreement. The only issued and outstanding general partner interests of PBFX are the interests of the General Partner described in the Partnership Agreement. All outstanding Common Units and the limited partner interests represented thereby have been duly authorized and are validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as described in the Partnership Agreement and except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(c) All the outstanding equity interests of each Subsidiary have been duly and validly authorized and issued in accordance with such Subsidiary’s governing documents and are fully paid (in the case of any Subsidiary that is a limited liability company, to the extent required by such Subsidiary’s limited liability company agreement, and in the case of any Subsidiary that is a limited partnership, to the extent required by such Subsidiary’s agreement of limited partnership) and non-assessable (in the case of any Subsidiary that is a limited liability company, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act, and in the case of any Subsidiary that is a limited partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and matters included in such Subsidiary’s agreement of limited partnership), and all outstanding equity interests of the Subsidiaries are owned by PBFX either directly or through wholly owned subsidiaries free and clear of any Liens, except for any such Liens on the outstanding equity interests of the Subsidiaries that are described in the Prospectus.

(d) The Common Units being purchased by such Purchaser hereunder and the limited partner interests represented thereby, have been duly and validly authorized by PBFX pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to such Purchaser against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as described in the Partnership Agreement and except as set forth in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights; and the Purchased Units, when issued and delivered against payment therefor as provided herein, will be free of any restriction upon the voting or transfer thereof pursuant to the Partnership Agreement or any agreement or other instrument to which PBFX is a party.

(e) The Common Units, including the Purchased Units, conform in all material respects to the description thereof, if any, contained or incorporated by reference in the Registration Statement and the Prospectus; and the certificates for the Purchased Units are in due and proper form.

(f) The Common Units are listed on the NYSE, and PBFX has not received any notice of delisting. At the Closing the Purchased Units will have been approved for listing on the NYSE, subject only to official notice of issuance.

(g) Except as contained in the Partnership Agreement or described in the Registration Statement and the Prospectus, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities in PBFX or (ii) outstanding options or warrants to purchase any securities of PBFX. None of the outstanding equity interests of PBFX were issued in violation of the preemptive or similar rights of any security holder of PBFX. The offering or sale of the Purchased Units as contemplated by this Agreement does not give rise to any rights for or relating to the registration of Common Units or other securities of PBFX, except such rights as have been waived or satisfied.

Section 3.03 Registration Statement and Prospectus. A registration statement on Form S-3 (File No. 333-207377) pursuant to which the Purchased Units will be offered has (i) been prepared by PBFX in conformity with the requirements of the Securities Act, (ii) been filed with the Commission under the Securities Act, and (iii) become effective under the Securities Act. Copies of such registration statement and each of the amendments thereto, if any, have been delivered by PBFX to the Purchasers. As used in this Agreement, “Effective Time” means the date and the time as of which such registration statement, or the most recent post-effective amendment thereto, if any, was declared effective by the Commission; “Effective Date” means the date of the Effective Time; “Registration Statement” means the registration statement referred to above, as amended at the Effective Time; and “Prospectus” means the final prospectus supplement relating to the Purchased Units and the offering thereof, including the accompanying base prospectus, as first filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Securities Act after the date and time this Agreement is executed. Reference made herein to the Prospectus shall be deemed to refer to and include any information incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the date of such Prospectus, and any reference to any amendment or supplement to the Prospectus shall be deemed to refer to and include any document filed under the Exchange Act after the date of such Prospectus, and incorporated by reference in the Prospectus; and any reference to any amendment to the Registration Statement shall be deemed to include any periodic report of PBFX filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Time that is incorporated by reference in the Registration Statement. The Commission has not issued any order preventing or suspending the use of any Prospectus. The Registration Statement, at the date hereof, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Time of the Registration Statement was not earlier than the date three years before the date hereof. The Registration Statement did not, as of the Effective Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.04 PBFX SEC Documents

(a) PBFX has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents together with the Registration Statement, collectively the “PBFX SEC Documents”). The PBFX SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein and incorporated by reference into the Registration Statement and the Prospectus (the “PBFX Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) or furnished (except to the extent corrected by a subsequently filed PBFX SEC Document filed prior to the date hereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the PBFX Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) in the case of the PBFX Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of PBFX and its subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP, who have certified certain financial statements of PBFX and delivered their report with respect to the audited consolidated financial statements and schedules included in the PBFX SEC Documents, is an independent registered public accounting firm with respect to PBFX within the meaning of the Securities Act and the applicable published rules and regulations thereunder.

Section 3.05 No Material Adverse Change. Subsequent to the respective dates as of which information is given in the Registration Statement (as such information may have been superseded by a subsequent filing with the Commission) and the Prospectus, in each case excluding any amendments or supplements to the foregoing made after the execution of this Agreement, there has not been (a) any change, event, occurrence, effect, fact, circumstance or condition that has had or would be reasonably likely to have a PBFX Material Adverse Effect, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to PBFX and its Subsidiaries but also affect other Persons who participate or are engaged in the lines of business of which PBFX and its Subsidiaries participate or are engaged, except, in each case, to the extent such condition or development affects PBFX to a significantly greater extent than other similarly situated companies generally, (b) acquisition or disposition of any material asset by PBFX or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the PBFX SEC Documents, or (c) material change in PBFX’s accounting principles, practices or methods.

Section 3.06 Litigation. Other than as set forth in the Prospectus, the Registration Statement and the PBFX SEC Documents, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving PBFX or any of its Subsidiaries or its or their Property is pending or, to PBFX’s knowledge, threatened that (a) would reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (b) would reasonably be expected to have a PBFX Material Adverse Effect.

Section 3.07 No Conflicts.

(a) Neither PBFX nor any Subsidiary is in violation or default of (i) any provisions of the Partnership Agreement or other governing documents of PBFX or the governing documents of such Subsidiary, as the case may be, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its Property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over PBFX or such Subsidiary or any of its Properties, as applicable, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have a PBFX Material Adverse Effect or as could not materially impair the ability of PBFX to perform its obligations under this Agreement or the Non-Disclosure Agreement.

(b) The execution, delivery and performance by PBFX of this Agreement and compliance by PBFX with the terms and provisions hereof, and the issuance and sale by PBFX of the Purchased Units, do not and will not conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any Property or assets of PBFX or any of its Subsidiaries pursuant to (i) the provisions of the Partnership Agreement or other governing documents of PBFX or any of the governing documents of any of its Subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which PBFX or any of its Subsidiaries is a party or bound or to which its or their Property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to PBFX or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over PBFX or any of its Subsidiaries or any of its or their Properties, which conflicts, breaches, violations or defaults, in the case of clauses (ii) or (iii), would reasonably be expected, individually or in the aggregate, to have a PBFX Material Adverse Effect.

Section 3.08 Authority. This Agreement has been duly authorized, executed and delivered by or on behalf of PBFX.

Section 3.09 Approvals.

(a) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein except (i) such as have been obtained under the Securities Act, and (ii) such as may be required under the blue sky laws of any jurisdiction or the by-laws and rules of the Financial Industry Regulatory Authority in connection with the purchase of the Purchased Units in the manner contemplated herein and in the Prospectus or (iii) such that the failure to obtain would not reasonably be expected to result in a PBFX Material Adverse Effect.

(b) PBFX and its Subsidiaries possess all Permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except for such Permits that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a PBFX Material Adverse Effect, and neither PBFX nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a PBFX Material Adverse Effect, except as set forth in or contemplated in the Prospectus.

Section 3.10 Investment Company Status. PBFX is not, and after giving effect to the offering and sale of the Purchased Units and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Section 3.11 Certain Fees. No fees or commissions are or will be payable by PBFX to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. PBFX agrees that it will indemnify and hold harmless each Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by PBFX or alleged to have been incurred by PBFX in connection with the sale of Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.12 No Side Agreements. There are no agreements by, among or between PBFX or any of its Affiliates, on the one hand, and any Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents, nor promises or inducements for future transactions between or among any of such parties.

Section 3.13 Material Agreements. PBFX has made available to the Purchasers through the PBFX SEC Documents, correct and complete copies of all material agreements (as defined in Section 601(b)(10) of Regulation S-K promulgated by the Commission), including material amendments to or other modifications of pre-existing material agreements, entered into by PBFX.

Section 3.14 Insurance. PBFX and its Subsidiaries are insured by insurers that PBFX has no reason to believe are not of recognized financial responsibility against such losses and risks and in such amounts as PBFX believes are prudent and customary in the businesses in which they are engaged.

Section 3.15 Price of Common Stock. PBFX has not taken, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute the stabilization or manipulation of the price of any securities of PBFX to facilitate the sale or resale of the Purchased Units.

Section 3.16 Form S-3 Eligibility. The conditions to the use of Form S-3 in connection with the offering and sale of the Purchased Units as contemplated hereby have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to PBFX that:

Section 4.01 Corporate Existence. Such Purchaser is duly organized and validly existing and in good standing under the Laws of its state of formation, with all necessary power and authority to own Properties and to conduct its business as currently conducted. None of such Purchaser nor any of its controlled Affiliates is a “foreign person” as defined in 31 C.F.R. § 800.216.

Section 4.02 Authorization, Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Purchaser Basic Documents to which it is a party. The execution and delivery by the Purchasers of the Purchaser Basic Documents to which it is a party, the performance of such Purchaser’s obligations thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. Each of the Purchaser Basic Documents to which such Purchaser is a party has been duly executed and delivered by such Purchaser and constitutes legal, valid and binding obligations of such Purchaser; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03 No Breach. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby will not (a) require any consent, approval or notice under, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which, with notice or lapse or time or both, would constitute such a default) under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the Property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the Property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement.

Section 4.04 No Approvals. Except for (a) such consents that have been obtained or will be obtained prior to the Closing, and (b) such consents, approvals, authorizations or orders that, if not obtained would not reasonably adversely impact such Purchaser’s ability to consummate the transactions contemplated by this Agreement, no consent, approval, authorization or order of, or filing or registration with, any governmental agency or third party is required in connection with the consummation by such Purchaser of the transactions contemplated by this Agreement.

Section 4.05 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. Such Purchaser agrees, severally and not jointly with any other Purchaser, that it will indemnify and hold harmless PBFX from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.06 No Side Agreements. There are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and PBFX or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Purchaser Basic Documents, and there are no promises or inducements for future transactions between or among any of such parties.

Section 4.07 Financing. At the Closing, such Investor will have sufficient cash of immediately available U.S. Dollars to enable it to make payment of such Purchaser’s Allocated Purchase Price.

Section 4.08 Short Selling. Such Purchaser has not entered into any short sales of the Common Units owned by it between the time it first began discussion with PBFX about the transactions contemplated by this Agreement and the date hereof (it being understood that the entering into of a total return swap shall not be considered a short sale of Common Units).

Section 4.09 PBFX Information. Such Purchaser acknowledges and agrees that PBFX has provided or made available to such Purchaser (through EDGAR, PBFX’s web site or otherwise) the Registration Statement and all other PBFX SEC Documents, as well as all press releases issued by PBFX through the date of this Agreement.

ARTICLE V

OTHER AGREEMENTS OF THE PARTIES

Section 5.01 Lock-Up. Each Purchaser hereby agrees, severally and not jointly, not to sell, transfer or otherwise dispose of, directly or indirectly, any Common Units (including by entry into any swap or other arrangement that transfers to another Person any of the economic consequences of ownership of Common Units) until 45 days after the Closing Date, except: (i) in connection with, or after the closing of, a Change of Control Transaction; (ii) a transfer to an Affiliate of such Purchaser that is organized under the laws of any state in the United States of America, provided such Affiliate agrees in writing to be bound by the terms of Section 5.01 and Section 5.02 hereunder; (iii) a transfer to an Affiliate of such Purchaser that is not organized under the laws of any state in the United States of America, provided that PBFX provides prior written consent to such transfer (such consent not to be unreasonably withheld), and provided such Affiliate agrees in writing to be bound by the terms of Section 5.01 and Section 5.02 hereunder; (iv) with prior written approval of PBFX; or (v) upon a final non-appealable order issued by a Governmental Authority in the United States of America.

Section 5.02 Standstill. Each Purchaser agrees, severally and not jointly, that from the date hereof and until one year following the date hereof, it will not, and will also ensure that no member of its Purchaser Group nor any Person acting on behalf of or in concert with such Purchaser nor any member of its Purchaser Group, will directly or indirectly, without the prior written consent of PBFX: (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities of any of the PBFX Parties, or any warrant, option or other direct or indirect right to acquire any such securities that (taken together with all Common Units and other voting securities held by such Purchaser Group) exceeds 4.9% of the then outstanding Common Units; (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving any of the PBFX Parties; (iii) initiate, encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of the Commission to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of any of the PBFX Parties; (iv) file with the Commission a proxy statement or any supplement thereof or any other soliciting material in respect of any of the PBFX Parties or any of their equityholders that would be required to be filed with the Commission pursuant to Rule 14a-12 or other provisions of the Exchange Act; (v) nominate or recommend for nomination a Person for election at any meeting at which directors of the General Partner’s board of directors are to be elected; (vi) submit any proposal for consideration at, or bring any other business before, any equityholder meeting of any of the PBFX Parties; (vii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of any of the PBFX Parties; (ix) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the equityholders of the PBFX Parties; (x) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of any of the PBFX Parties; (xi) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or (xii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with the foregoing.

Section 5.03 Publicity; Press Releases. No later than the Business Day immediately following the execution of this Agreement, PBFX will issue a press release disclosing the transactions contemplated by this Agreement. PBFX and the Purchasers shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and PBFX and the Purchasers shall not issue any such press release or otherwise make any such public statement or filing in connection with the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except if such disclosure is required by applicable law (including the rules of any applicable stock exchange), in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or communication, and an opportunity to review such public statement, filing or communication.

Section 5.04 Confidentiality After the Date Hereof. Each Purchaser covenants, severally and not jointly, that until such time as the transactions contemplated by this Agreement are publicly disclosed by PBFX, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

Section 5.05 Securities Laws and Related Matters.

(a) Between the date hereof and the Closing Date, except as otherwise provided for herein, PBFX will not file any amendment or supplement to the Registration Statement without notifying the Purchasers.

(b) PBFX shall prepare the Prospectus relating to the Purchased Units and the offering thereof in a form approved by the Purchasers and file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement.

(c) A supplemental listing application and supporting documentation related to the Purchased Units will be filed with the NYSE in accordance with its rules and procedures.

(d) PBFX will use the net proceeds from the sale of the Purchased Units for general partnership purposes as described under “Use of Proceeds” in the Prospectus.

(e) PBFX will timely and no later than four (4) Business Days from the date of this Agreement file a Current Report on Form 8-K with the Commission describing the terms of this Agreement and the transactions contemplated hereby (and including as exhibits to such Current Report on Form 8-K the agreements required to be filed in connection therewith).

ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01 Indemnification by PBFX. PBFX agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of PBFX contained herein, provided such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty.

Section 6.02 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify PBFX, the General Partner and their respective Representatives (collectively, “PBFX Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty, provided, however, that the liability of each Purchaser shall not be greater in amount than such Purchaser’s Allocated Purchase Price.

Section 6.03 Indemnification Procedure. Promptly after any PBFX Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such claim), unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever PBFX has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of PBFX unless otherwise specified. Whenever any Purchaser has an obligation under the Purchaser Basic Documents, the expense of complying with the obligation shall be an expense of such Purchaser unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by a party to this Agreement, such action shall be in such party’s sole discretion unless otherwise specified in this Agreement. If any provision in the Basic Documents or the Purchaser Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents or Purchaser Basic Documents, as applicable, shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents or the Purchaser Basic Documents, as applicable, and the remaining provisions shall remain in full force and effect.

Section 7.02 Survival of Provisions. The representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of PBFX or the Purchasers. The covenants made in this Agreement or any other Basic Document shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of PBFX and the Purchasers and the provisions of Article VI shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section, regardless of any purported general termination of this Agreement.

Section 7.03 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by PBFX from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on PBFX in any case shall entitle PBFX to any other or further notice or demand in similar or other circumstances.

Section 7.04 Binding Effect; Assignment. This Agreement shall be binding upon PBFX, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns. All or any portion of the rights and obligations of each Purchaser under this Agreement may be transferred by such Purchaser to any Affiliate of such Purchaser without the consent of PBFX. No portion of the rights and obligations of each Purchaser under this Agreement may be transferred by such Purchaser to a non-Affiliate without the written consent of PBFX.

Section 7.05 Non-Disclosure. Notwithstanding anything herein to the contrary, the Non-Disclosure Agreement shall remain in full force and effect regardless of any termination of this Agreement.

Section 7.06 Notices. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)	If to any Purchaser:

c/o Tortoise Capital Advisors

11550 Ash Street, Suite 300

Leawood, KS 66211

Attention: Stephen Pang

Electronic mail: spang@tortoiseadvisors.com

(b)	If to PBFX:

c/o PBF Logistics GP LLC

One Sylvan Way, 2nd Floor

Parsippany, NJ 07054

Attention: Trecia Canty, Senior Vice President, General Counsel

Facsimile: (973) 971-3654

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel

1177 Avenue of the Americas

New York, New York 10036

Attention: Todd E. Lenson and Jordan Rosenbaum

Facsimile: (212) 715-8216

or to such other address as PBFX or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.07 Entire Agreement. This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents or Purchaser Basic Documents with respect to the rights granted by PBFX or any of its Affiliates or the Purchasers or any of their Affiliates set forth herein or therein. This Agreement, the other Basic Documents and the other agreements and documents referred to herein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.08 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties hereto irrevocably: (i) consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) or the matters contemplated by this Agreement; (ii) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons; and (iii) waives and covenants not to assert or plead any objection it may now or hereafter have, to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, all to the fullest extent permitted by applicable law. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.06. Nothing in this Section 7.08 however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 7.09 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

Section 7.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.11 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the written consent of Purchasers representing a majority of the aggregate Purchase Price upon a breach in any material respect by PBFX of any covenant or agreement set forth in this Agreement.

(b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:

(i) if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; or

(ii) if the Closing shall not have occurred by the close of business on the 15th day following the date hereof (the “Termination Date”).

(c) In the event of the termination of this Agreement as provided in Section 7.11, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto or their respective Representatives, except with respect to this Article VII and except with respect to the requirement to comply with any confidentiality agreement in favor of PBFX, including the Non-Disclosure Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

Section 7.12 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person (except as expressly set forth in Article VI).

Section 7.13 Fees and Expenses. Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PBF LOGISTICS LP

By: PBF Logistics GP LLC, its general partner

By:	/s/ Trecia M. Canty
Name: Trecia M. Canty
Title: Senior Vice President, General Counsel

[Signature Page to Common Unit Purchase Agreement]

TORTOISE ENERGY INFRASTRUCTURE CORP.

By:	TORTOISE CAPITAL ADVISORS L.L.C. as its Investment Advisor

By:	/s/ Brian A. Kessens
Name: Brian A. Kessens
Title: Managing Director

TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.

By:	TORTOISE CAPITAL ADVISORS L.L.C. as its Investment Advisor

By:	/s/ Brian A. Kessens
Name: Brian A. Kessens
Title: Managing Director

TORTOISE PIPELINE & ENERGY FUND, INC.

By:	TORTOISE CAPITAL ADVISORS L.L.C. as its Investment Advisor

By:	/s/ Brian A. Kessens
Name: Brian A. Kessens
Title: Managing Director

[Signature Page to Common Unit Purchase Agreement]

TORTOISE ENERGY INDEPENDENCE FUND, INC.

By: TORTOISE CAPITAL ADVISORS, L.L.C. as its Investment Advisor

By:	/s/ Brian A. Kessens
Name: Brian A. Kessens
Title: Managing Director

TORTOISE MLP & PIPELINE FUND

By: TORTOISE CAPITAL ADVISORS, L.L.C. as its Investment Advisor

By:	/s/ Brian A. Kessens
Name: Brian A. Kessens
Title: Managing Director

TORTOISE MLP FUND, INC.

By: TORTOISE CAPITAL ADVISORS, L.L.C. as its Investment Advisor

By:	/s/ Brian A. Kessens
Name: Brian A. Kessens
Title: Managing Director

TORTOISE VIP MLP & PIPELINE PORTFOLIO

By: TORTOISE CAPITAL ADVISORS, L.L.C. as its Investment Advisor

By:	/s/ Brian A. Kessens
Name: Brian A. Kessens
Title: Managing Director

TORTOISE DIRECT OPPORTUNITIES FUND II, LP

By: TORTOISE DIRECT OPPORTUNITIES GP II LLC, its General Partner

By:	/s/ Kyle Krueger
Name: Kyle Krueger
Title: Director

TEXAS MUTUAL INSURANCE COMPANY

By: TORTOISE CAPITAL ADVISORS, L.L.C. as its Investment Advisor

By:	/s/ Brian A. Kessens
Name: Brian A. Kessens
Title: Managing Director

[Signature Page to Common Unit Purchase Agreement]

Schedule A

Purchaser	Purchased Units	Commitment Amount
Tortoise Energy Infrastructure Corp.	541,901	$10,680,868.71
Tortoise MLP Fund, Inc.	464,355	$9,152,437.05
Tortoise Power and Energy Infrastructure Fund, Inc.	22,900	$451,359.00
Tortoise Pipeline & Energy Fund, Inc.	30,526	$601,667.46
Tortoise Energy Independence Fund, Inc.	28,352	$558,817.92
Tortoise MLP & Pipeline Fund	489,198	$9,642,092.58
Tortoise VIP MLP & Pipeline Portfolio	815	$16,063.65
Tortoise Direct Opportunities Fund II, LP	151,185	$2,979,856.35
Texas Mutual Insurance Company	46,518	$916,869.78

Total	1,775,750	$35,000,032.50